UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2010

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On August 12, 2010, Viacom Inc. (“Viacom”) entered into a new employment agreement (the “Agreement”) with Denise White, Viacom’s Executive Vice President, Human Resources and Administration, effective as of July 1, 2010.  The Agreement extends Ms. White’s term of employment to September 30, 2013 on the following terms:

•	Base Salary. Effective July 1, 2010, Ms. White’s salary was increased to $850,000 per year from $825,000.

•	Annual Merit Review. Ms. White will be eligible to receive an annual increase in salary, as determined by the Viacom Compensation Committee, on or about July 1 of each year.

•
Annual Cash Bonus.  Ms. White’s target annual cash bonus under Viacom’s Senior Executive Short-Term Incentive Plan was increased to 100% of her then current salary from 60%, subject to the achievement of performance goals established by the Viacom Compensation Committee.

•	Annual Equity Awards. Ms. White will be eligible to receive annual grants of equity compensation with a target value of $800,000, increased from $700,000.

•	Benefits. Ms. White will continue to be eligible to participate in Viacom’s retirement and other employee benefit plans for which she qualifies pursuant to the terms of the applicable plan.

•
Severance.  Consistent with Ms. White’s prior employment agreement, the Agreement provides that the maximum amount payable with respect to salary and bonus in the event of her termination without “cause” or resignation for “good reason” is two times her then current base salary and target bonus.  In addition, like Ms. White’s prior employment agreement, the Agreement provides for acceleration of vesting of certain unvested equity awards in the event of her termination without “cause” or resignation for “good reason.”

•	Restrictive Covenants. Ms. White will continue to be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including following termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

Date:  August 13, 2010